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
FORM 4                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
------                              WASHINGTON, D.C. 20549                   ------------
[ ] Check this box if                                                        OBM Number:       3235-0104
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires: December 31, 2001
    to Section 16. Form                                                      Estimated average burden
    4 or Form 5 obligation                                                   hours per response......0.5
    may continue. See
    Instruction 1(b).
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       FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
        1934, SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF
          1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Response)
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1. Name and Address of Reporting Person*

   Warrell, Jr.     Raymond           P.
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    (Last)          (First)        (Middle)

   c/o Genta Incorporated

   Two Oak Way
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    (Street)


   Berkeley Heights     NJ           07922
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    (City)          (State)        (Zip)

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2. Issuer Name and Ticker or Trading Symbol

         Genta Incorporated (Nasdaq: GNTA)
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3. I.R.S. Identification Number of reporting person, if an entity (Voluntary)



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4. Statement for Month/Year

          03/2001

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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director        [ ] 10% Owner
   [X] Officer (give   [ ] Other (Specify
       title below)        below)

    Chairman and Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security      2. Trans-   3. Trans-     4. Securities Acquired (A)  5. Amount of        6. Owner-      7. Nature of
   (Instr. 3)                action      action        or Disposed of (D)         Securities          ship           Indirect
                             Date        Code          (Instr. 3, 4 and 5)        Beneficially        From:          Beneficial
                             (Month/     (Instr. 8)                               Owned at End        Direct (D)     Ownership
                             Day/      --------------------------------------     of Month            or             (Instr. 4)
                             Year)                                                (Instr. 3 and 4)    Indirect
                                        Code    V       Amount  (A)   Price                           (I)
                                                                 or                                   (Instr. 4)
                                                                (D)
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Common Stock, par
 value $.001               3/14/2001      P               200     A    $5.594                            I               (2)
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Common Stock, par
 value $.001               3/14/2001      P             1,600     A    $5.750                            I               (2)
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Common Stock, par
 value $.001               3/14/2001      P             1,000     A    $5.875          11,800(1)         I               (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one person, see Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474(3-99)

FORM 4
(CONTINUED)
TABLE II - DERIVATIVE SECURITIES
BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

1. Title of       2. Conver-       3. Trans-       4. Trans-        5. Number of     6. Date Exer-     7. Title and
   Derivative        sion or          action          action           Derivative       cisable and       Amount of
   Security          Exercise         Date            Code             Securites        Expiration        Underlying
   (Instr. 3)        Price of         (Month/         (Instr. 8)       Acquired         Date (Month/      Securities
                     Deriv-           Day/                             (A) or           Day/Year)         (Instr. 3
                     ative            Year)                            Disposed                           and 4)
                     Security                                          of (D)
                                                                       (Instr. 3,
                                                                       4, and 5)
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                                                      Code   V          A    D         Date     Expira-   Title   Amount
                                                                                       Exer-    tion              or
                                                                                       cisable  Date              Number
                                                                                                                  of
                                                                                                                  Shares
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



8. Price of      9. Number of     10. Owner-      11. Nature of
   Deriv-           Derivative        ship            Indirect
   ative            Securities        Form of         Benefi-
   Security         Bene-             Deriv-          cial
   (Instr. 5)       ficially          ative           Owner-
                    Owned at          Security:       ship
                    End of            Direct          (Instr. 4)
                    Month             (D) or
                    (Instr. 4)        Indirect
                                      (I)
                                      (Instr. 4)


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Explanation of Response

(1) Does not include 1,000 shares held by the Reporting Person's spouse's individual retirement account.
(2) Held by the Reporting Person's individual retirement account.


                              /s/ Raymond P. Warrell, Jr.       March 21, 2001
                              -------------------------------   --------------
                              **Signature of Reporting Person    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.